EXHIBIT 2.2

                              ASSUMPTION AGREEMENT

     In accordance with the provisions of Paragraph 2.2(c) of the Asset Purchase Agreement of this date providing for the sales of assets by CENTRAL PENNSYLVANIA REHABILITATION SERVICES, INC. ("CPRS") and REHAB SERVICES OF CENTRAL PENNSYLVANIA, INC. ("RSCP"), Sellers, to CENTRAL PA REHABILITATION SERVICES, INC. ("CPARS") and REHAB SERVICES OF CENTRAL PA, INC. ("RSCPA") Purchasers, Purchasers hereby assume and agree to pay and discharge those liabilities of Sellers as set forth in Schedule 2.2(c) of the Asset Purchase Agreement, which is incorporated herein by reference.

     Purchasers hereby agree to indemnify and hold Sellers harmless from and against any liability on account of the liabilities hereby assumed.

     IN WITNESS WHEREOF, Purchasers have caused this Assumption Agreement to be executed this 28th day of February, 1997.

CENTRAL PA REHABILITATION SERVICES, INC.

By: Richard M. Tribbitt
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    Richard M. Tribbitt
    President


REHAB SERVICES OF CENTRAL PA, INC.

By: Richard M. Tribbitt
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    Richard M. Tribbitt
    President


                                    RELEASE

     For good and valuable consideration received, we hereby release and forever discharge Consolidated Health Care Associates, Inc., Central Pennsylvania Rehabilitation Services, Inc. and Rehab Services of Central Pennsylvania, Inc., from all liabilities to us that are included in the foregoing Assumption of Liabilities, including but not limited to a certain Judgment Note given to us by CPRS on January 22, 1997, in the amount of $80,522.63.



By: Vicky L. Tribbitt                     By: Richard M. Tribbitt
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    Vicky L. Tribbitt                         Richard M. Tribbitt



Date: February 28, 1997